Exhibit 99.1

SpartanNash Announces New President and CEO

Eidson to continue as Chairman of the Board of Directors

Grand Rapids, Michigan, September 14, 2020 – SpartanNash Company (Nasdaq: SPTN) (“SpartanNash” or the “Company”) announced today that it has hired Tony B. Sarsam as President and Chief Executive Officer (CEO).  Mr. Sarsam will assume that role and join the Board of Directors, effective September 21, 2020.  Interim President and CEO Dennis Eidson will continue in his role as Chairman of the Board and will serve as Executive Chairman for a period of thirty days to ensure a smooth transition with Mr. Sarsam.

Mr. Sarsam is an accomplished CEO who has a unique blend of consumer products and supply chain expertise in the food industry, which positions him especially well to lead SpartanNash Company.  Mr. Sarsam most recently served as CEO of Borden Dairy Company, Inc. where he led business growth and positive trends in a challenging industry.  He successfully led Borden through its recent restructuring and restored the business to a new foundation for future growth before his departure in July 2020.  Prior to Borden, Mr. Sarsam served as CEO of Ready Pac Foods, Inc., where his focus on innovation and service transformed that business into a growth engine, delivering a 60 percent revenue increase in less than five years.  Earlier in his career, Mr. Sarsam enjoyed over twenty years in progressive leadership roles at PepsiCo before joining Nestlé, where he served for three years as president of Nestlé’s Direct Store Delivery Company, a $4.5 billion pizza and ice cream business.  Mr. Sarsam holds a master’s degree in management from Stanford University and a bachelor’s degree in chemical engineering from Arizona State University.

“SpartanNash’s Board of Directors has conducted an extensive search over the past year, and we are extremely confident we have recruited an exceptional leader to continue the legacy of our company as a trusted provider of grocery products,” said Mr. Eidson.  “Not only does Tony possess the background and expertise to lead SpartanNash in the coming years, his core values and history of visionary thinking and  strategic execution are in direct alignment to achieve our vision to be a best-in-class business that feels local, where relationships matter.”

"I am honored and humbled to be selected to lead this incredible organization," said Mr. Sarsam. "I think of SpartanNash as over 100 years young, with a rich history and a promising future.  I am looking forward to working with our 19,000 dedicated associates to further strengthen our company and extend our success well into the future."

Lead Independent Director Doug Hacker noted, “On behalf of our board, the SpartanNash executive leadership team, and the company’s family of 19,000 associates, we’d like to thank Dennis for his leadership and commitment to the company since he joined SpartanNash in 2003, and particularly these past thirteen months serving in his interim role.  The board is confident that we have found an exemplary successor to Dennis in Tony Sarsam and we look forward to a bright future for SpartanNash.”

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Exhibit 99.1

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Bahrain, Djibouti and Egypt. SpartanNash currently operates 155 supermarkets, primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery and Dan’s Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Investor Contacts:

Mark Shamber

Chief Financial Officer and Executive Vice President

(616) 878-8023

Jeff Sonnek

ICR

(646) 277-1263

Media Contact:

Meredith Gremel

Vice President, Corporate Affairs and Communications

(616) 878-2830

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